                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                      LOUIS DREYFUS NATURAL GAS CORP.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)

                              NOT APPLICABLE
--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if Other Than Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                         LOUIS DREYFUS NATURAL GAS CORP.
                           14000 Quail Springs Parkway
                                    Suite 600
                          Oklahoma City, Oklahoma 73134

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON MAY 16, 2000


TO THE SHAREHOLDERS OF LOUIS DREYFUS NATURAL GAS CORP.:

          NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Louis Dreyfus Natural Gas Corp., an Oklahoma corporation (the "Company"), will be held on Tuesday, May 16, 2000 at 9:00 a.m. at the Company's principal corporate office, 14000 Quail Springs Parkway, Suite 600, Oklahoma City, Oklahoma, for the following purposes:

          1. To elect twelve directors for the ensuing year and until their successors are duly elected and qualified.

          2.   To approve the Company's 2000 Employee Stock Purchase Plan.

          3. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for the year ending December 31, 2000.

          4. To transact such other business as may come before the meeting or any adjournment thereof.

          The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The meeting may be adjourned from time to time and, at any reconvened meeting, action with respect to the matters specified in this Notice may be taken without further notice to the shareholders, unless required by applicable law or the Bylaws of the Company.

          Only shareholders of record at the close of business on April 3, 2000 are entitled to notice of, and to vote at, the meeting. A list of such shareholders will be available at the meeting and at the Company's principal corporate office, 14000 Quail Springs Parkway, Suite 600, Oklahoma City, Oklahoma 73134 for ten days before the meeting. All shareholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a proxy issued in your name by the record holder.

                                            BY ORDER OF THE BOARD OF DIRECTORS


                                            Kevin R. White, Secretary

Oklahoma City, Oklahoma
April 11, 2000

                         LOUIS DREYFUS NATURAL GAS CORP.
                           14000 Quail Springs Parkway
                                    Suite 600
                          Oklahoma City, Oklahoma 73134

                                 PROXY STATEMENT
                                       FOR

                         ANNUAL MEETING OF SHAREHOLDERS

                           To Be Held On May 16, 2000

         The following information is furnished in connection with the Annual Meeting of Shareholders (the "Annual Meeting") of Louis Dreyfus Natural Gas Corp., an Oklahoma corporation (the "Company"), to be held on Tuesday, May 16, 2000 at 9:00 a.m. at the Company's principal corporate office, 14000 Quail Springs Parkway, Suite 600, Oklahoma City, Oklahoma. This Proxy Statement will be mailed on or about April 15, 2000 to holders of record of Common Stock as of the record date.

         The record date and time for determining shareholders entitled to vote at the Annual Meeting have been fixed at the close of business on April 3, 2000. On that date, the Company had outstanding 40,524,225 shares of Common Stock. Each outstanding share of Common Stock is entitled to one vote.

         The enclosed proxy for the Annual Meeting is being solicited by the Company's Board of Directors. The Company will bear the entire cost of such solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

         Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal corporate office, 14000 Quail Springs Parkway, Suite 600, Oklahoma City, Oklahoma 73134, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

         Shares represented by valid proxies will be voted, unless otherwise directed in the proxy, FOR the election of the director nominees, FOR the approval of the 2000 Employee Stock Purchase Plan and FOR the ratification of the selection of Ernst & Young LLP as independent auditors of the

Company for the year ending December 31, 2000. As to any other business which may properly come before the Annual Meeting, shares represented by proxies will be voted in accordance with the recommendations of the Board of Directors, although the Company does not presently know of any other such business.



                                  PROPOSAL ONE

                              ELECTION OF DIRECTORS

         The Board of Directors of the Company has established the size of the Board of Directors as twelve members and has nominated the current twelve members of the Board for re-election. Each nominee, if elected, will hold office until the next annual meeting of shareholders and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal. Each nominee has agreed to serve if elected, and the Company has no reason to believe that any nominee will be unable to serve. Should any of the nominees named below cease to be a nominee at or prior to the Annual Meeting, the shares represented by the enclosed proxy will be voted in favor of the remainder of the nominees named below and for such substitute nominees, if any, as may be designated by the Board of Directors and nominated by either of the proxies named in the enclosed proxy. Proxies cannot be voted for a greater number of nominees than the number of nominees named herein.

Nominees

         The nominees for the position of director of the Company are as follows:

         Name                Age      Principal Occupation
         ----                ---      --------------------

Mark E. Andrews, III          49      Private Investor

E. William Barnett            67      Senior Counsel of Baker & Botts, L.L.P.

Richard E. Bross              51      Executive Vice President - Land and
                                      Operations of the Company

Daniel R. Finn, Jr.           56      Executive Vice President and Chairman
                                      of the Energy Group of Louis Dreyfus
                                      Corporation

Peter G. Gerry                54      Managing Director of Sycamore Management
                                      Corporation

Gerard Louis-Dreyfus          67      Chairman,President and Chief Executive
                                      Officer of S.A. Louis Dreyfus et Cie

Mark E. Monroe              45     President and Chief Executive Officer of the
                                   Company

John H. Moore               74     Petroleum Consultant

James R. Paul               65     Retired, Former President and Chief
                                   Executive Officer of The Coastal Corporation

Nancy K. Quinn              46     Managing Director of Hanover Capital, LLC

Simon B. Rich, Jr.          55     Vice Chairman, President and Chief Executive
                                   Officer of Louis Dreyfus Holding Company Inc.

Ernest F. Steiner           58     Executive Vice President and Chief
                                   Financial Officer of Louis Dreyfus Holding
                                   Company Inc.

         The following is a brief description of the business background of each of the nominees:

         Mark E. Andrews, III was first elected as a director of the Company in October 1997 following the Company's acquisition of American Exploration Company and has served as Vice Chairman of the Board since such time. Mr. Andrews is a private investor and previously served as Chairman of the Board and Chief Executive Officer of American Exploration Company from 1983 until its acquisition by the Company. He is also a director of IVAX Corporation. Mr. Andrews holds a B.A. from Harvard College and an M.B.A. from Harvard Business School.

         E. William Barnett was elected to the Board in 1998. Mr. Barnett joined Baker & Botts, L.L.P. in 1958 and is currently Senior Counsel and was the Managing Partner from 1984-1998. His primary areas of practice have been commercial litigation and antitrust law. Mr. Barnett serves as Chairman of the Board of Trustees of Rice University, is a director of Chase Bank of Texas and a director or trustee of numerous other civic and professional organizations. He received his B.A. from Rice University and his LL.B. from the University of Texas School of Law.

         Richard E. Bross is Executive Vice President - Land and Operations of the Company and was first elected as a director of the Company in September 1993. Mr. Bross joined the Company in 1991 and served as its President until September 1993. Prior to joining the Company, Mr. Bross served in various capacities at Argent Energy, Inc. (previously named Woods Petroleum Corporation) from 1977 until 1991, culminating with his appointment as Executive Vice President and Chief Operating Officer in September 1990. Mr. Bross joined Argent Energy, Inc. in 1977 after working for Gulf Oil Corporation for seven years in various engineering functions. Mr. Bross holds a B.S. from the University of Missouri and an M.B.A. from Oklahoma City University.

         Daniel R. Finn, Jr. has been a director of the Company since 1990. Mr. Finn is Executive Vice President and Chairman of the Energy Group of Louis Dreyfus Corporation, an indirect subsidiary of S.A. Louis Dreyfus et Cie. Mr. Finn has been employed by S.A. Louis Dreyfus et Cie or its subsidiaries since 1972, serving in various capacities including Chairman of Louis Dreyfus Energy Corp., a former indirect subsidiary of S.A. Louis Dreyfus et Cie which was engaged in natural gas trading and crude oil and petroleum product trading and marketing, Chief Executive Officer of Duke/Louis Dreyfus LLC, Vice President of worldwide wheat merchandising and Senior Vice President of worldwide grain merchandising. In addition, Mr. Finn is a director of Louis Dreyfus Corporation and Louis Dreyfus Holding Company Inc., a subsidiary of S.A. Louis Dreyfus et Cie. Mr. Finn holds a B.A. from Fairfield University and an M.B.A. from Northwestern University.

         Peter G. Gerry was first elected as a director of the Company in October 1997 following the Company's acquisition of American Exploration Company. Mr. Gerry, a former director of American Exploration Company, is Managing Director of Sycamore Management Corporation, an investment management firm, and is a former President of Citicorp Venture Capital Ltd. and director of Pond Hill Homes, Ltd. Mr. Gerry holds a B.A. from Harvard College and an M.B.A. from Harvard Business School.

         Gerard Louis-Dreyfus has been a director of the Company since September 1993. Mr. Louis-Dreyfus is the Chairman, President and Chief Executive Officer of S.A. Louis Dreyfus et Cie, the parent company of the Louis Dreyfus worldwide organization of companies. S.A. Louis Dreyfus et Cie is privately owned by family members and has been in business for almost 150 years. The activities of the Louis Dreyfus group include worldwide trading and merchandising of various agricultural and energy commodities, crushing and refining, citrus processing, ownership and management of ocean vessels, real estate ownership, development and management, forestry management and particleboard manufacturing and petroleum refining and marketing. Mr. Louis-Dreyfus is the great-grandson of the founder. Mr. Louis-Dreyfus is a graduate of Duke University and Duke University School of Law. Upon graduation he joined the firm of Dewey Ballantine, New York, until 1965 when he joined S.A. Louis Dreyfus et Cie.

         Mark E. Monroe is President and Chief Executive Officer of the Company and has been a director of the Company since 1986. Mr. Monroe joined the Company in 1980, which was then known as Bogert Oil Company and which was later acquired by S.A. Louis Dreyfus et Cie, and served as Vice President and Chief Financial Officer of the Company until April 1991. From April 1991 until September 1993, Mr. Monroe served as a Vice President of Louis Dreyfus Energy Corp., a former indirect subsidiary of S.A. Louis Dreyfus et Cie which was engaged in oil and natural gas trading and marketing. Mr. Monroe rejoined the Company in September 1993 and served as Chief Operating Officer until his election to his present position in August 1996. Mr. Monroe holds a B.B.A. from the University of Texas and is a Certified Public Accountant.

         John H. Moore was first elected as a director of the Company in October 1997 following the Company's acquisition of American Exploration Company. Mr. Moore, a former director of American Exploration Company, is a petroleum consultant and was Chairman of the Board and

Chief Executive Officer of Ladd Petroleum Corporation from 1986 to 1988. He is also a former director of First Interstate Bank of Denver and a former director of General Atlantic Resources. Mr. Moore holds B.S. and M.E. degrees from the University of Oklahoma.


          James R. Paul was first elected as a director of the Company in 1994. Mr. Paul is Chairman of a private investment company and retired in January 1994 from The Coastal Corporation after twenty years of service in various executive capacities, including President and Chief Executive Officer from 1989, and a director from 1981, until his retirement. He is also a director of Transcanada Pipelines, Ltd. Mr. Paul holds a B.S. from Wichita State University.

         Nancy K. Quinn was first elected as a director of the Company in 1999. Ms. Quinn is a Managing Director of Hanover Capital, LLC, a privately held financial advisory and consulting firm. From 1996 through January 2000, she was a Limited Partner of The Beacon Group, LP, a private investment and advisory partnership. Prior to 1996, Ms. Quinn was a Managing Director and Co-Head of the Energy and Natural Resources Group at Paine Webber Inc. and Kidder Peabody & Co. Inc. Ms. Quinn holds a B.F.A. from Louisiana State University and an M.B.A. from the University of Arkansas.

         Simon B. Rich, Jr. has been a director of the Company since 1990 and has served as Chairman of the Board of Directors since August 1996. Mr. Rich is Vice Chairman, President and Chief Executive Officer of Louis Dreyfus Holding Company Inc., a subsidiary of S. A. Louis Dreyfus et Cie. From October 1996 until June 1997, Mr. Rich served as Managing Director and Chief Operating Officer of Duke/Louis Dreyfus LLC. From September 1993 until August 1996, Mr. Rich served as President and Chief Executive Officer of the Company. From 1990 to 1993, Mr. Rich served as Executive Vice President of Louis Dreyfus Energy Corp. From 1986 to 1990, Mr. Rich served as Executive Vice President-Development and Strategic Planning of S.A. Louis Dreyfus et Cie. Mr. Rich holds a B.A. from Duke University.

         Ernest F. Steiner has been a director of the Company since October 1997. Mr. Steiner is a director of S.A. Louis Dreyfus et Cie and the Chief Financial Officer of the Louis Dreyfus group. He is also Executive Vice President of Louis Dreyfus Holding Company Inc. and Louis Dreyfus Corporation, subsidiaries of S.A. Louis Dreyfus et Cie, and has been employed by Louis Dreyfus Corporation or other subsidiaries of S.A. Louis Dreyfus et Cie since 1972. Mr. Steiner is also a director of Louis Dreyfus Citrus S.A. Mr. Steiner holds a B.S. from Cornell University.

         The Board of Directors recommends that the shareholders vote "For" the named nominees.

Board Committees and Meetings

         The Board of Directors has an Executive Committee, a Compensation Committee and an Audit Committee.

         The Executive Committee may exercise all of the powers of the Board of Directors, except to the extent limited by resolution of the Board of Directors, the Company's Bylaws and by applicable law. The Executive Committee, which during 1999 consisted of Messrs. Andrews, Louis-Dreyfus, Rich, Monroe and Finn, did not hold any meetings but acted by unanimous consent without a meeting four times during 1999.

         The Compensation Committee establishes general compensation policies, reviews and makes specific recommendations to the Board of Directors concerning salaries and incentive compensation for executive officers of the Company and administers the Company's Stock Option Plan. The Compensation Committee, which during 1999 consisted of Messrs. Barnett, Moore and Paul, met twice and acted by unanimous consent without a meeting three times during 1999.

         The Audit Committee examines the Company's accounting processes and financial reporting systems, reviews with management and the independent auditors the adequacy of the Company's internal financial and accounting controls, reviews the Company's financial disclosures, evaluates the performance of the independent auditors and reviews the Company's auditing, accounting and financial reporting processes generally. The Audit Committee has adopted and operates under a charter. The Audit Committee, which during 1999 consisted of Messrs. Gerry, Moore and Paul, met five times during 1999.

         The Board of Directors does not have a nominating committee. The entire Board performs this function and evaluates and recommends nominees for election to the Board of Directors. Although there is no formal procedure for shareholders to recommend nominees for the Board of Directors, the Board will consider such recommendations if submitted in writing addressed to the Secretary of the Company.

         During the year ended December 31, 1999, the Board of Directors held five meetings and acted by unanimous consent without a meeting once. During 1999, all incumbent directors of the Company attended at least 75% of the aggregate of all meetings of the Board of Directors and committees on which they served, except Messrs. Finn, Louis-Dreyfus and Steiner, who attended 60% of all such meetings and Mr. Gerry who attended 70% of all such meetings.

Compensation of Directors

         Each non-employee director, other than the Chairman and Gerard Louis-Dreyfus, receives an annual retainer of $20,000 and a fee of $1,000 for each meeting of the Board of Directors or committee thereof attended and is reimbursed for certain expenses in connection with attendance at such meetings. The chairmen of committees of the Board receive an additional annual fee of $3,000. The Chairman of the Board of Directors receives an annual retainer of $56,250, but does not receive additional fees for meetings attended. Under the Company's Stock Option Plan approved by the shareholders, each non-employee director receives, while serving as a director, option grants to purchase 2,000 shares of Common Stock as of the date of each annual meeting of shareholders. Any new non-employee director will receive under the Company's Stock Option Plan an initial option grant to purchase 6,000 shares of Common Stock upon election to the Board of Directors and, while serving as a director, will receive additional option grants to purchase 2,000 shares of Common Stock as of the date of each subsequent annual meeting of shareholders.

         Under the Company's Non-Employee Director Deferred Stock Compensation Program (the "Deferred Stock Program"), each non-employee director received during 1999 a deferred stock award of 1,000 shares of Common Stock and, while serving as a director, will receive deferred stock awards of 1,000 shares of Common Stock following each annual meeting of shareholders. Any new non-employee director will receive under the Deferred Stock Program a deferred stock award of 1,000 shares of Common Stock upon election to the Board of Directors and, while serving as a director, will receive deferred stock awards of 1,000 shares of Common Stock following each annual meeting of shareholders commencing with the annual meeting held in the calendar year following the date of the initial deferred stock award received by the new non-employee director under the Deferred Stock Program. Under the Deferred Stock Program, non-employee directors may also make an annual irrevocable election to receive all or a portion of the annual cash fees that the non-employee director would otherwise be entitled to receive from the Company in the form of deferred stock. The shares issued under the Deferred Stock Program are held by the Louis Dreyfus Natural Gas Corp. Non-Employee Director Deferred Stock Compensation Award Trust (the "Trust") and will be delivered to the applicable non-employee directors after termination of service as a director of the Company, upon a Change in Control (as defined in the Trust Agreement) of the Company or at such other times as the Company determines. The non-employee directors have the right to direct the voting of their respective deferred shares held in the Trust.

                                  PROPOSAL TWO

                   APPROVAL OF LOUIS DREYFUS NATURAL GAS CORP.
                        2000 EMPLOYEE STOCK PURCHASE PLAN

         The Board of Directors adopted the Louis Dreyfus Natural Gas Corp. 2000 Employee Stock Purchase Plan (the "Plan") in February of 2000 and directed that the Plan be submitted for approval by the shareholders at the 2000 Annual Meeting. The Plan provides eligible employees with the opportunity to purchase shares of the Company's Common Stock through payroll deductions at a discount from the market value of the shares and on a tax-favorable basis. The Plan is intended to encourage stock ownership by employees in order to increase their proprietary interest in the growth and financial success of the Company.

         The Plan will be administered by the Board of Directors, and the Board may delegate administrative authority to others to the extent permitted by applicable laws, rules and regulations. The Board or its designees will have full authority to interpret and apply the terms of the Plan.

         The maximum number of shares of Common Stock authorized for purchase under the Plan is 500,000 shares, subject to adjustment in connection with stock splits, reverse stock splits, stock dividends, combinations or reclassifications of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company.

The shares sold under the Plan may be authorized but previously unissued shares, treasury shares, shares acquired by the Company from time to time in the open market, or any combination thereof.

         All employees of the Company, and such of its subsidiaries as are designated by the Board of Directors, whose customary employment is more than 20 hours per week and 5 months in a calendar year are eligible to participate in the Plan. Eligible employees include officers of the Company and members of the Board of Directors who are also employees. Any employee who owns or acquires five percent (5%) or more of the Company's Common Stock may not participate in the Plan.

         Under the Plan, eligible employees may purchase, through regular payroll deductions, shares of Common Stock at a purchase price equal to the lesser of (i) eighty-five percent (85%) of the closing sales price of a share of Common Stock on the last day of an offering period or (ii) eighty-five percent (85%) of the greater of (a) the closing sales price of a share of Common Stock on the first day of an offering period or (b) the average of the closing sales prices during an offering period.

         The Plan initially provides for four three-month offering periods in each year commencing on the first trading day on or after March 1, June 1, September 1 and December 1 of each year; provided that the first offering period under the Plan will not commence until such time as is determined by the Company after the shareholders have approved the Plan and the Securities and Exchange Commission declares effective the Company's Registration Statement to be filed in connection with the Plan. The Board of Directors or its designees may modify the offering period commencement dates and the duration of offering periods.

         An eligible employee may contribute by payroll deduction up to a maximum of fifteen percent (15%) of the employee's base compensation received during the offering period for purchase of shares pursuant to the Plan. Payroll deductions during an offering period are accumulated to be used to purchase shares of Common Stock at the end of the offering period. A participant may generally increase, decrease, or suspend payroll deductions during an offering period or withdraw from participation in the Plan at any time. The Board or its designees may limit the number of participation rate changes during any offering period. If a participant's employment terminates for any reason before the end of an offering period, his or her participation in the Plan ceases immediately, and any accumulated contributions are paid to such participant. No participant may purchase under the Plan more than $25,000 of Common Stock in any calendar year, measured by its undiscounted value at the beginning of each offering period.

         The Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code (the "Code"), and participants will be afforded favorable tax treatment under Sections 421 and 423 of the Code. A participant in the Plan will not recognize income subject to Federal income tax at the commencement of an offering period or at the time shares are purchased. However, any discount from the market price on the purchase date may be subject to employment taxes (FICA and FUTA). No Federal income tax consequences result to the Company at the commencement of an offering period under the Plan, upon the subsequent purchases of Common Stock by participants, or upon the disposition of shares acquired under the Plan other than with respect to a disqualifying disposition. If no disposition of the shares purchased in an offering period is made within two years from the commencement of such offering period nor within one year from the date the shares are transferred to the participant, then upon subsequent disposition of the shares, ordinary income will be recognized by the participant in an amount equal to the lesser of (i) fifteen percent (15%) of the fair market value of the shares on the commencement date of the applicable offering period or (ii) the amount by which the fair market value at the time of sale exceeds the price paid by the participant. Any additional gain recognized will be capital gain. Any loss recognized by a participant upon disposition of the shares will be capital loss.

         If the shares are disposed of within either the two-year or one-year periods mentioned above (a so-called disqualifying disposition), the participant will recognize ordinary income at the time of such disposition equal to the amount, if any, by which the fair market value of the shares at the time such shares were purchased exceeds the purchase price of the shares, and the Company will generally be entitled to a corresponding deduction from its income. Any difference between such fair market value and the disposition price will be treated as capital gain or loss to the participant and will not be deductible by the Company.

         The Plan will become effective upon approval by the shareholders of the Company and will continue in effect for a term of ten years, unless earlier terminated in accordance with the provisions of the Plan. The Board of Directors of the Company may amend, alter or terminate the Plan at any time. Shareholder approval of amendments or alterations of the Plan will be required only to the extent necessary to comply with Section 423 of the Code or other applicable law, regulation or stock exchange rule.

         As of April 1, 2000, a total of approximately 385 employees of the Company, including officers of the Company, are eligible to participate in the Plan. However, it is not possible to determine how many employees will elect to participate, the amount that participating employees will elect to contribute, or the number of shares which may be purchased and price thereof under the Plan.

         The Board of Directors recommends that the shareholders vote for "FOR" the approval of the 2000 Employee Stock Purchase Plan.

                                 PROPOSAL THREE

                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

         The Board of Directors has selected Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 2000 and has further directed that management submit the selection of the independent auditors for ratification by the shareholders at the Annual Meeting. Ernst & Young LLP has audited the Company's consolidated financial statements since 1992. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

         Shareholder ratification of the selection of Ernst & Young LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. If the shareholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board determines that such a change would be in the best interests of the Company and its shareholders.

         The Board of Directors recommends that the shareholders vote "FOR" ratification of the selection of Ernst & Young LLP as independent auditors of the Company for the year ending December 31, 2000.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

         The executive officers of the Company are as follows:

      Name                   Age                         Position
      ----                   ---                         --------

Mark E. Monroe               45         President and Chief Executive Officer

Jeffrey A. Bonney            43         Executive Vice President and Chief
                                           Financial Officer

Richard E. Bross             51         Executive Vice President - Land and
                                           Operations

Ronnie K. Irani              43         Executive Vice President - Engineering
                                           and Exploration

Kevin R. White               42         Executive Vice President - Corporate
                                           Development and Strategic Planning
                                           and Secretary

         The executive officers of the Company are elected by the Board of Directors and serve at its discretion. The following is a brief description of the business background of each of the executive officers who are not also directors of the Company. For descriptions of the business background of Mark E. Monroe and Richard E. Bross, each a director of the Company, see "Election of Directors - Nominees."

         Jeffrey A. Bonney is Executive Vice President and Chief Financial Officer of the Company. Mr. Bonney joined the Company in November 1993. From April 1990 to November 1993, Mr. Bonney was the Vice President and Controller of Hadson Energy Resources Corporation, an international oil and gas concern. Prior thereto, Mr. Bonney held various management positions with other independent oil and gas companies. He began his career as an auditor with Deloitte, Haskins & Sells in 1978. Mr. Bonney is a Certified Public Accountant and holds a B.S. from Oklahoma Christian University.

         Ronnie K. Irani is Executive Vice President - Engineering and Exploration of the Company. He joined the Company in March 1991 from Argent Energy, Inc. (previously named Woods Petroleum Corporation) where he had worked for the previous 12 years. At Argent Energy, Inc., Mr. Irani held the title of Manager of Reservoir Engineering. Mr. Irani holds a B.S. from Bombay University, India, a B.S. and M.S. from the University of Oklahoma and an M.B.A. from Oklahoma City University.

         Kevin R. White is Executive Vice President - Corporate Development and Strategic Planning and Secretary of the Company. Mr. White joined the Company in 1983, which was then known as Bogert Oil Company, and served in various management capacities prior to appointment to his present position. From 1981 until 1982, Mr. White was employed as an auditor with Arthur Andersen & Co. and Ernst & Young. Mr. White is a Certified Public Accountant and holds B.S. and M.S. degrees from Oklahoma State University.

Executive Compensation

         The following table sets forth information with respect to compensation received by the chief executive officer of the Company and the four other mostly highly compensated executive officers of the Company for 1999. Such individuals are hereinafter referred to as the "named executive officers."

                          Summary Compensation Table

                                                Annual Compensation        Long-Term Compensation
                                                -------------------        ----------------------
                                                                         Restricted     Securities     All Other
                                                                            Stock       Underlying      Compen-
    Name and Principal Position      Year       Salary        Bonus      Awards($)(1)   Options(#)     sation(2)
    ---------------------------      ----       ------        -----      ------------   ----------     ---------
Mark E. Monroe                       1999      $335,000      $235,000       $115,000     50,000        $ 12,222
     President and Chief Executive   1998       335,000       270,000             --     75,000          12,348
     Officer                         1997       272,115       300,000             --    100,000          12,388

Jeffrey A. Bonney                    1999      $150,000        75,000       $ 40,000     25,000        $ 12,222
     Executive Vice President        1998       150,000        80,000             --     37,500          12,348
     and Chief Financial Officer     1997       114,540        85,000             --     40,000          12,388

Richard E. Bross                     1999      $225,000        90,000       $ 50,000     25,000        $ 12,222
     Executive Vice President -      1998       225,000        95,000             --     44,000          12,348
     Land and Operations             1997       178,000       100,000             --     40,000          12,388

Ronnie K. Irani                      1999      $225,000      $130,000         65,000     35,000        $ 12,222
     Executive Vice President -      1998       225,000       140,000             --     50,000          12,348
     Engineering and Exploration     1997       174,425       150,000             --     65,000          12,388

Kevin R. White                       1999      $150,000        75,000       $ 40,000     20,000        $ 12,222
     Executive Vice President -      1998       150,000        85,000             --     31,250          12,348
     Corporate Development           1997       134,425        90,000             --     40,000          12,388
     and Strategic Planning

___________________________

(1) The value of restricted stock awards granted to the named executive officers for 1999 is calculated based on the market price per share of Common Stock on the date of grant of $22.16. These restricted shares vest as to 50% of the shares on the first anniversary of the date of grant and as to the remaining 50% on the second anniversary of the date of grant. The restricted shares granted for 1999 are held by the Louis Dreyfus Natural Gas
         Corp. Restricted Stock Trust, and other restricted shares received by the named executive officers during prior periods are held by the Louis Dreyfus Natural Gas Corp. Deferred Stock Award Trust (collectively, the "Trusts"). The restricted shares held by the Trusts will be delivered to the applicable named executive officers after termination of employment with the Company, subject to applicable vesting requirements, or upon a Change in Control (as defined in the Trust Agreements) of the Company. The applicable named executive officers have the right to direct the voting of the restricted shares held in the Trusts. If any cash dividends are received with respect to the shares while held by the Trusts, the dividends will be invested in an interest bearing account and the dividends and interest will be paid to the applicable named executive officers when the shares are delivered. The total number of restricted shares held in the Trusts for the benefit of each of the named executive officers and the dollar value thereof, based on the market price of the Common Stock on December 31, 1999 of $18.125 per share, are as follows: Monroe - 25,190 shares ($456,568); Bonney - 1,805 shares ($32,715); Bross - 17,257 shares
         ($312,783); Irani - 17,934 shares ($325,053); and White - 6,805 shares
         ($123,340).

(2) All Other Compensation consists of (i) employer contributions to the Company's 401(k) plan on behalf of each of the named executive officers to match pre-tax elective deferral contributions (included under Salary) made by each of the named executive officers to such plan and
         (ii) certain employer discretionary profit sharing contributions allowed by such plan.

         The following table contains information concerning the grant of stock options during the year ended December 31, 1999 under the Company's Stock Option Plan to the named executive officers.

                        Option Grants in Last Fiscal Year

                              Individual Grants
                       ------------------------------------------------------------------

                                          % of Total
                                            Options
                                          Granted to
                                           Employees        Exercise or
                          Options          in Fiscal         Base Price        Expiration        Grant Date
          Name         Granted (#)(1)        Year            ($/Sh)(2)            Date        Present Value(3)
          ----         --------------        ----            ---------            ----        ----------------
Mark E. Monroe             50,000            12.4%            $ 19.19            11/16/09          $ 571,000
Jeffrey A. Bonney          25,000             6.2%            $ 19.19            11/16/09          $ 285,500
Richard E. Bross           25,000             6.2%            $ 19.19            11/16/09          $ 285,500
Ronnie K. Irani            35,000             8.7%            $ 19.19            11/16/09          $ 399,700
Kevin R. White             20,000             4.9%            $ 19.19            11/16/09          $ 228,400

____________________

(1) All options granted to the named executive officers during 1999 were granted under the Company's Stock Option Plan. The exercise price of such options is equal to 100% of the price per share of the Common Stock on the date of grant. The options become exercisable at the rate of 25% per year commencing one year after the date of grant so long as the optionee remains employed by the Company, and will become immediately exercisable in the event of death of an optionee or in the event of a Change in Control of the Company (as defined in the Stock Option Plan) unless the Compensation Committee expressly determines otherwise. The options expire if not exercised 10 years after the date of grant.

(2) Exercise price of options must be paid in cash, by tender of shares of Common Stock (valued at fair market value at the date of exercise), by surrender of a portion of the option, or by a combination of such means of payment.

(3) Grant Date Present Value is based on application of the Black-Scholes option pricing model. The actual value, if any, realized will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based on the following assumptions: (i) annualized price volatility of the Company's Common Stock of 37% calculated over the period commencing on November 12, 1993 and ending on the option grant date; (ii) a risk-free rate of return equal to the 10 year United States Treasury Bond rate on the option grant date of 5.85%; (iii) a dividend yield of 0%; and (iv) exercise of all options at the expiration date of 10 years from date of grant.

         The following table provides information with respect to the named executive officers concerning the exercise of options during the year ended December 31, 1999 and unexercised options held as of December 31, 1999.

                    Option Exercises and Year-end Value Table

                                                           Number of Securities                Value of
                                                          Underlying Unexercised       Unexercised In-the-Money
                                                                Options at                     Options at
                                                             December 31, 1999           December 31, 1999(1)
                                                             -----------------           --------------------
                        Shares Acquired      Value
          Name             on Exercise      Realized    Exercisable   Unexercisable   Exercisable   Unexercisable
          ----             -----------      --------    -----------   -------------   -----------   -------------
Mark E. Monroe                32,694       $ 259,160       181,056       171,250      $ 198,989          $ 292,206
Jeffrey A. Bonney              6,108        $ 44,271        64,267        82,125      $ 140,806          $ 155,361
Richard E. Bross                -              -           117,000        87,000      $ 161,399          $ 179,196
Ronnie K. Irani                 -              -           128,500       116,500      $ 233,338          $ 200,950
Kevin R. White                  -              -            78,813        72,437      $ 163,023          $ 132,508

____________________________

(1) Value of unexercised in-the-money options at December 31, 1999 is calculated based on the market price per share of Common Stock of $18.125 per share on December 31, 1999 less the option exercise price.

Termination of Employment and Change In Control Arrangements


     The Company has entered into agreements with the named executive officers providing for the payment of certain severance benefits upon involuntary termination of such persons, other than for cause, within two years after a Change in Control (as defined in such agreements) of the Company, including constructive termination as a result of certain changes in duties or reduction of compensation. The agreements are intended to promote the retention of the named executive officers by providing them with an extra measure of financial security in the event of a Change in Control of the Company. In the event of involuntary termination within two years after a Change in Control, the agreements provide that the named executive officer will receive a lump sum severance payment equal to two times the named executive officer's annual compensation. For this purpose, annual compensation is defined as (i) the named executive officer's annual salary immediately prior to the date on which a Change in Control occurs plus (ii) the average annual bonus received by the named executive officer over the three years immediately prior to the Change in Control or such lesser period as the named executive officer has been employed by the Company prior to the Change in Control. The agreements will remain in effect until March 31, 2002, at which time the Company will have the right to determine in its discretion whether to continue the agreements, terminate the agreements or offer the named executive officers different agreements. No amounts will be payable by the Company under the agreements unless a Change in Control occurs and such Change in Control is followed within two years by the involuntary termination of the named executive officer.

Shareholder Return Performance

     Set forth below is a line graph comparing the percentage change in the cumulative total shareholder returns on the Company's Common Stock against the cumulative total shareholder returns of the S&P 500 Index and the Dow Jones Oil Secondary Index (the "Indices") for the period between December 31, 1994 and December 31, 1999. The line graph assumes a $100 investment in the Company's Common Stock and in each of the Indices on December 31, 1994 and that any dividends were reinvested. The graph is presented in accordance with the requirements of the Securities and Exchange Commission.


                                                  Cumulative Total Return
                                    -------------------------------------------------

                                    12/94    12/95    12/96   12/97    12/98    12/99
LOUIS DREYFUS NATURAL GAS CORP.     100.00   118.63   134.31  146.57   111.76   142.16

S & P 500                           100.00   137.58   169.17  225.61   290.09   351.13

DOW JONES OIL, SECONDARY            100.00   115.70   142.57  151.84   110.88   125.34

Compensation Committee Interlocks and Insider Participation

     During 1999, the Compensation Committee of the Board of Directors was comprised of E. William Barnett, John H. Moore and James R. Paul. Mr. Barnett is Senior Counsel of the law firm of Baker & Botts, L.L.P. The Company did not utilize the services of Baker & Botts, L.L.P. during 1999 but has retained such firm for one matter during 2000.

Compensation Committee Report on Executive Compensation

     General. The Compensation Committee of the Board of Directors is primarily responsible for the development and implementation of the Company's executive compensation programs. The Committee makes recommendations to the Board of Directors of the Company with respect to the various executive compensation plans which have been or may be adopted by the Company, as well as approving the specific compensation levels of executive officers. The Committee also administers the Company's Stock Option Plan. The Committee periodically reviews the Company's results of operations and future plans in conjunction with meetings of the full Board of Directors. The Committee seeks to ensure that the Company's executive officer compensation programs support the objectives of the Company's plans.

     In general, in determining levels of base salary, bonus and long-term equity-based compensation for the Company's Chief Executive Officer and the other named executive officers, the Committee fosters the Company's goals through the application of three key criteria: first, through comparability to compensation levels of equivalent officers in similarly situated companies in the oil and gas industry; second, through review of the executive's individual contribution to the Company; and third, through the executive's contribution to the achievement of specific results, such as increases in revenues, production, reserves, cash flow and net income. The Committee applies the foregoing criteria subjectively, including the weight given the respective criteria.

     Base Salaries and Cash Bonuses. Base salaries for the Company's executive officers are based primarily on the level of salaries historically paid to the Company's executive officers and are designed to be comparable to the general level of salaries of executive officers in similarly situated companies. Discretionary annual bonuses are paid based on the Committee's subjective evaluation of the performance of the Company and of each executive officer in the context of the criteria described above. Total cash bonuses authorized by the Committee for the named executive officers for 1999 were $605,000. This amount is approximately 10% lower than the cash bonuses awarded to the named executive officers for 1998. The decrease is primarily attributable to increases in the long-term equity incentive compensation of the named executive officers for 1999, including grants of restricted stock. The Committee believes that the salaries and cash bonuses paid during 1999 to executive officers, including the Chief Executive Officer, are reasonable when compared to the Company's increases in revenues, production, reserves and cash flow in 1999 compared to 1998.

     Long-Term Equity Incentive Compensation. The Company's Stock Option Plan is administered by the Compensation Committee and is designed to provide long-term equity-based compensation to executive officers, vice presidents, managers and other key employees. The Committee noted that, pursuant to information compiled in previous studies by compensation consultants, the option holdings of the Company's executive officers are generally less than those of similar executives at comparable companies, and the Committee approved during 1999 the grant to the named executive officers of options to purchase a total of 155,000 shares of Common Stock under the Company's Stock Option Plan. The Committee also approved grants of a total of 13,991 shares of restricted Common Stock to the named executive officers for 1999. The total dollar value of these restricted shares based on the market price of the Common Stock on the date of grant was $310,000. The respective number of options and dollar value of restricted shares received by each of the named executive officers for 1999 is set forth under "Executive Compensation and Other Information -- Executive Compensation." The number of options and restricted shares granted to the Chief Executive Officer and each of the other named executive officers was established based on the Committee's subjective judgment, but reflects the Committee's favorable evaluation of the performance of the Company and the named executive officers during 1999 and the Committee's desire to provide competitive long-term equity incentive awards to these members of senior management at a level that compares favorably with the long-term equity incentive compensation practices of the Company's competitors.

     Compensation of the Chief Executive Officer. With respect to 1999, Mark E. Monroe, President and Chief Executive Officer of the Company, was awarded a bonus of $235,000. Mr. Monroe also was awarded options to purchase 50,000 shares of Common Stock under the Company's Stock Option Plan and 5,190 shares of restricted stock. The bonus, option and restricted stock awards reflected the Committee's evaluation of Mr. Monroe's leadership of the Company. During 1999, the Company (i) completed a successful drilling program investing $144 million and drilling 229 wells with 92% completed as producers and a finding cost of $.71 Mcfe, (ii) recorded improvements in expense categories by showing decrease in both per unit and absolute amounts, (iii) reported record cash flows, EBITDAX, production and year-end proved reserves, and (iv) successfully negotiated a $44 million long-term contract termination payment.

     Section 162(m). The Committee has not adopted a policy with respect to qualification of executive compensation in excess of $1 million per individual for deduction under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. The Committee currently does not anticipate that the compensation of any executive officer during 2000 will exceed the limits on deductibility for 2000. In determining a policy for future periods, the Committee would expect to consider a number of factors, including the tax position of the Company, the materiality of amounts likely to be involved and any potential ramifications of the loss of flexibility to respond to unforeseeable changes in circumstances.

Members of the Compensation Committee:

         E. William Barnett
         John H. Moore
         James R. Paul

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

                              OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 3, 2000 by (i) each director or nominee for director, (ii) each of the named executive officers, (iii) all executive officers and directors of the Company as a group, and (iv) all those known by the Company to be beneficial owners of more than five percent of the Company's Common Stock.

                                             Beneficial Ownership(1)
                                          ----------------------------

                                           Number           Percentage
      Beneficial Owner                    of Shares          of Total
      ----------------                    ---------         ---------
S.A. Louis Dreyfus et Cie (2)            20,750,000             51.2%

Mark E. Monroe (3) (4)                      166,246              *

Jeffrey A. Bonney (3) (4)                    72,180              *

Richard E. Bross (3) (4)                     94,002              *

Ronnie K. Irani (3) (4)                     146,434              *

Kevin R. White (3) (4)                       85,618              *

Simon B. Rich, Jr. (3) (4)                  176,915              *

Mark E. Andrews, III (3) (4) (5)            120,398              *

E. William Barnett (3) (4)                   11,076              *

Daniel R. Finn, Jr. (3) (4)                  21,000              *

Peter G. Gerry (3) (4)                       12,810              *

Gerard Louis-Dreyfus (3) (4)                 24,000              *

John H. Moore (3) (4)                        16,316              *

Nancy K. Quinn (3) (4)                        7,000              *

James R. Paul (3) (4)                        17,000              *

Ernest F. Steiner (3) (4)                    28,076              *

All executive officers and directors        999,071            2.4%
  as a group (15 persons) (6)

__________________________

* Less than one percent.

(1) This table is based upon information supplied by officers, directors and principal shareholders and applicable Schedules 13D or 13G filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. The percentage of ownership for each person is calculated in accordance with rules of the Securities and Exchange Commission without regard to shares of Common Stock issuable upon exercise of outstanding stock options, except that any shares a person is deemed to own by having a right to acquire by exercise of an option are considered outstanding solely for purposes of calculating such person's percentage ownership.

(2) S.A. Louis Dreyfus et Cie, 87 Avenue de la Grande Armee, 75782 Paris, France, shares voting and investment power over the shares indicated as beneficially owned by it with its direct or indirect wholly-owned subsidiaries Louis Dreyfus Holding Company Inc. and Louis Dreyfus Commercial Activities, Inc. ("LDCA"), 10 Westport Road, Wilton, Connecticut 06897-0810, and Louis Dreyfus Natural Gas Holdings Corp. ("LDNGHC") and L.D. Fashions Holdings Corp. ("LDFHC"), 3411 Silverside Road, Suite 210E, Baynard Building, Wilmington, Delaware 19810-4808. These shares are owned of record as follows: LDNGHC - 11,000,000 shares; LDFHC - 9,000,000 shares; and LDCA - 750,000 shares. Of the 11,000,000 shares of Common Stock held by LDNGHC, 3,000,000 have been pledged to certain banks to secure a loan made to S.A. Louis Dreyfus et Cie in the ordinary course of its business. A default by S.A. Louis Dreyfus et Cie under the terms of such arrangements could result in the sale of all or a portion of the pledged shares. In addition, on January 25, 1999, a judgement in the amount of $166,131,529 was rendered against LDNGHC and other defendants in Texas state court proceedings in connection with matters unrelated to the Company. LDNGHC has advised the Company that it is vigorously contesting the judgment. LDNGHC has appealed the judgment and taken actions to prevent any collection pending appeal. Pursuant to a court order in this proceeding, LDNGHC has pledged 8,000,000 of its 11,000,000 shares, and has given a secondary lien on its remaining 3,000,000 shares, to the judgment creditor pending the outcome of its appeal, which is not expected to be completed until after mid year 2000. If the appeal is unsuccessful, it is possible that all or a portion of the shares held by LDNGHC may be sold or otherwise disposed of in connection with such proceedings. The sale of all or a portion of the shares held by LDNGHC, whether in connection with the bank pledge or the litigation, could result in a change in control of the Company.

(3) Includes shares that the named individuals have the right to acquire by exercise of stock options that are currently exercisable as follows:
       Monroe - 83,220; Bonney - 64,267; Bross - 60,450; Irani - 122,380; White
       -75,194; Rich - 161,000; Andrews - 52,000; Barnett - 8,000; Finn- 14,000;
       Gerry - 10,000; Louis-Dreyfus - 14,000; Moore - 10,000; Paul- 14,000;
       Quinn - 6,000; and Steiner - 10,000.

(4) Includes shares of Common Stock held for the benefit of the named individuals by (i) the Louis Dreyfus Natural Gas Corp. Deferred Stock Award Trust or Louis Dreyfus Natural Gas Corp. Restricted Stock Trust in the following amounts: Monroe - 25,190; Bonney - 1,805; Bross -17,257; Irani - 17,934; and White - 6,805 and (ii) the Louis Dreyfus Natural Gas Corp. Non-Employee Director Deferred Stock Compensation Award Trust in the following amounts: Rich - 3,515; Andrews - 1,000; Barnett - 3,076; Finn - 2,000; Gerry - 2,000; Louis-Dreyfus - 2,000; Moore - 3,076; Paul - 2,000; Quinn - 1,000; and Steiner - 3,076. Under the terms of the trust agreements, the named individuals do not currently have the power to dispose of such shares but have sole power to direct the voting of such shares.

(5) Includes 6,574 shares held indirectly by Mr. Andrews' children and as to which he disclaims beneficial ownership.

(6) Includes 704,511 shares that the directors and executive officers as a group have a right to acquire by exercise of currently exercisable stock options and 91,734 shares held for the benefit of certain executive officers and directors by the Trusts described in footnote (4) above.

                              CERTAIN TRANSACTIONS

         Prior to the completion of the Company's initial public offering in November 1993, the Company was a wholly-owned subsidiary of S.A. Louis Dreyfus et Cie. For purposes of the following discussion of certain transactions involving the Company, unless the context requires otherwise, references to the "Company" refer to the Company and its subsidiaries and predecessors and references to "S.A. Louis Dreyfus et Cie" refer to S.A. Louis Dreyfus et Cie and its subsidiaries (other than the Company and its subsidiaries and predecessors).

         Pursuant to a Services Agreement between the Company and S.A. Louis Dreyfus et Cie entered into in 1993, the Company has agreed to reimburse S.A. Louis Dreyfus et Cie for a portion of the salaries of employees performing services requested by the Company based on the amount of time expended ("Hourly Charges"), overhead costs equal to 40% of Hourly Charges and all direct third party costs incurred by S.A. Louis Dreyfus et Cie on behalf of the Company. During 1999, the Company paid to S.A. Louis Dreyfus et Cie approximately $500,000 under the Services Agreement primarily for allocated insurance premiums and related insurance services provided by S.A. Louis Dreyfus et Cie.

         In 1993, the Company entered into a fixed-price sales contract with S.A. Louis Dreyfus et Cie hedging 33 Bcf of the Company's natural gas production over a five-year period beginning in 1996 at a weighted-average fixed price of $2.49 per Mcf.

         The terms of the transactions described above between the Company and S.A. Louis Dreyfus et Cie and its subsidiaries were not established on an arms-length basis and involved conflicts of interest. Nonetheless, the Company believes that such transactions with S.A. Louis Dreyfus et Cie were on terms at least as favorable to the Company as could have been obtained from unaffiliated third parties. It is possible that S.A. Louis Dreyfus et Cie and the Company may enter into material intercompany transactions from time to time in the future, and the Company intends that the terms of any future transactions and agreements between the Company and S.A. Louis Dreyfus et Cie will be at least as favorable to the Company as could be obtained from unaffiliated third parties.

         Gerard Louis-Dreyfus, Simon B. Rich, Jr., Daniel R. Finn, Jr. and Ernest F. Steiner, all directors of the Company, are also executive officers and/or directors of S.A. Louis Dreyfus et Cie or various of its subsidiaries. See "Election of Directors."

         During 1998, the Company loaned $90,000 to Kevin R. White, Executive Vice President - Corporate Development and Strategic Planning of the Company. The loan was unsecured and bore interest at the rate of 6% per annum. The highest principal balance of the loan during 1999 was $90,000 and the outstanding principal balance of the loan at December 31, 1999 was $55,000. The loan was repaid in full subsequent to December 31, 1999.

                COMPLIANCE WITH SECTION 16 REPORTING REQUIREMENTS

         Section 16(a) of the Securities and Exchange Act of 1934 requires directors and executive officers of the Company and persons who beneficially own more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership of the Company's Common Stock with the Securities and Exchange Commission. The Company is required to disclose delinquent filings of reports by such persons.

         Based on a review of the copies of such reports and amendments thereto received by the Company, or written representations that no filings were required, the Company believes that all

Section 16(a) filing requirements applicable to its executive officers, directors and 10% shareholders were met during 1999, except as follows. Mark E. Andrews, III was late in filing one report with respect to one transaction during 1999.

                                     VOTING

         Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting. The affirmative vote of the holders of a majority of the shares of Common Stock that are represented in person or by proxy at the Annual Meeting is required to approve the 2000 Employee Stock Purchase Plan and to ratify the selection of Ernst & Young LLP as independent auditors of the Company for the year ending December 31, 2000. All other matters properly brought before the Annual Meeting will be decided by a majority of the votes cast on the matter, unless otherwise required by law.

         Shares represented by proxies that are marked "withhold authority" with respect to the election of any one or more nominees for election as directors and proxies that are marked "abstain" on the proposals to approve the 2000 Employee Stock Purchase Plan or to ratify the selection of Ernst & Young LLP as independent auditors will be counted for the purpose of determining the number of shares represented by proxy at the meeting. As a result, proxies marked "abstain" with regard to the approval of the 2000 Employee Stock Purchase Plan or the ratification of the selection of Ernst & Young LLP as independent auditors will have the same effect as if the shares represented thereby were voted against the proposal. However, because directors are elected by a plurality rather than a majority of the shares present in person or represented by proxy at the Annual Meeting, proxies marked "withhold authority" with respect to any one or more nominee will not affect the outcome of the nominee's election unless the nominee receives no affirmative votes or unless other candidates are nominated for election as directors.

         Shares represented by limited proxies will be treated as represented at the meeting only as to such matter or matters for which authority is granted in the limited proxy. Shares represented by proxies returned by brokers where the brokers' discretionary authority is limited by stock exchange rules will be treated as represented at the Annual Meeting only as to such matter or matters voted on in the proxies.

                            PROPOSALS OF SHAREHOLDERS

         The Board of Directors will consider proposals of shareholders intended to be presented for action at annual meetings of shareholders. According to the rules of the Securities and Exchange Commission, such proposals shall be included in the Company's Proxy Statement if they are received in a timely manner and if certain other requirements are met. For a shareholder proposal to be included in the Company's Proxy Statement relating to the 2001 Annual Meeting of Shareholders, a written proposal complying with the requirements established by the Securities and Exchange Commission must be received no later than December 16, 2000. In addition, the proxy solicited by the Board of Directors for the 2001 Annual Meeting will confer discretionary authority to vote on any proposal presented at the 2001 Annual Meeting, unless the Company is provided with notice of such proposal no later than March 2, 2001. All shareholder proposals should be delivered to the attention of the Secretary of the Company, at the Company's principal executive offices, 14000 Quail Springs Parkway, Suite 600, Oklahoma City, Oklahoma 73134.

                                 OTHER MATTERS

         Management does not know of any matters to be presented for action at the Annual Meeting other than those listed in the Notice of Meeting and referred to herein. If any other matters properly come before the Annual Meeting, it is intended that the proxy solicited hereby will be voted in accordance with the recommendations of the Board of Directors.

                                  ANNUAL REPORT

         The Company's Annual Report to Shareholders for the year ended December 31, 1999, including audited financial statements, is enclosed. No part of the Annual Report to Shareholders is incorporated in this Proxy Statement or is deemed to be a part of the material for the solicitation of proxies.

         A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the year ended December 31, 1999 is available to shareholders without charge upon written request to the Secretary of the Company, 14000 Quail Springs Parkway, Suite 600, Oklahoma City, Oklahoma 73134.

PROXY

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                         LOUIS DREYFUS NATURAL GAS CORP.
                           14000 Quail Springs Parkway
                                    Suite 600
                          Oklahoma City, Oklahoma 73134

         The undersigned hereby appoints Kevin R. White and David B. Oshel as proxies (the "Proxies"), each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the other side, all of the shares of Common Stock of Louis Dreyfus Natural Gas Corp. held of record by the undersigned on the record date at the Annual Meeting of Shareholders to be held on May 16, 2000 or any reconvention thereof.

       (Continued, and to be marked, dated, and signed, on the other side)

                                                              Please mark
                                                              your votes as
                                                    WITHHELD  indicated in this
                                              FOR   FOR ALL   example
Item 1 - ELECTION OF DIRECTORS                [_]    [_]       [X]
         Nominees:
         Mark E. Andrews, III    Mark E. Monroe
         E. William Barnett      John H. Moore
         Richard E. Bross        James R. Paul
         Daniel R. Finn, Jr.     Nancy K. Quinn
         Peter G. Gerry          Simon B. Rich, Jr.
         Gerard Louis-Dreyfus    Ernest F. Steiner


         WITHHELD FOR (Write nominee name(s) in the space provided): ___________

Item 2 - APPROVAL OF 2000 EMPLOYEE              FOR    AGAINST    ABSTAIN
         STOCK PURCHASE PLAN
                                                [_]     [_]        [_]


Item 3 - RATIFICATION OF SELECTION OF           FOR    AGAINST    ABSTAIN
         INDEPENDENT ACCOUNTANTS
                                                [_]     [_]        [_]

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. If any other business is presented at the Annual Meeting, this Proxy shall be voted in accordance with the recommendations of the Board. As to Items 1, 2 and 3, this Proxy will be voted as directed, but if no directions are indicated, it will be voted FOR the nominees listed in Item 1 and FOR Items 2 and 3.

Signature(s) _________________________________________ Date ____________________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.